Exhibit 10.45

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into by and between William G. Sorenson (“Executive”) and QlikTech Inc. (the “Company”), a Delaware corporation with a principal office located at 150 N. Radnor-Chester Rd., Suite E120, Radnor, PA 19087. Executive and the Company are also each referred to as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Executive was employed as an at-will employee of the Company pursuant to an Amended and Restated Employment Agreement dated June 1, 2010 (“Employment Agreement”);

WHEREAS, the Parties desire to enter into this Agreement to conclude Executive’s employment with the Company and to resolve all matters between the Parties, including but not limited to Executive’s employment relationship with and separation from the Company; and

WHEREAS, the Parties acknowledge and agree that this Agreement is supported by valuable consideration and is entered into voluntarily by the Parties.

NOW, THEREFORE, in exchange for the mutual agreements set forth below, the Parties, intending legally to be bound, agree as follows:

1. End of Employment. The Parties agree that Executive’s last day of employment with the Company is July 31, 2013 (the “Last Date of Employment”) and that Executive’s right to Executive’s regular wages and benefits from the Company end on the Last Date of Employment.

2. Vacation Pay. Regardless of whether or not Executive signs this Agreement, the Company will pay Executive for the number of days of accrued but unused vacation time as of the Last Date of Employment in accordance with Company policy.

3. Acceleration of Certain Equity. In exchange for the release set forth below and the other terms and conditions of this Agreement, the Company will provide Executive with the separation benefits set forth in this Section, which Executive acknowledges he would otherwise not be eligible to receive provided that on or before the Last Date of Employment, Executive has returned all Company property in his possession and resigned as a member of the Boards of Directors of the Company and all of its subsidiaries and affiliated entities, to the extent applicable:

(a)	Notwithstanding the termination of Executive’s employment, in accordance with the terms and provisions of the Non-Qualified Stock Option Award Agreement, dated as of May 21, 2010, between Qlik Technologies Inc. and the Executive (the “Stock Option Agreement”), which Stock Option Agreement and applicable Company stock option plan shall remain in full force and effect, the remaining 37,500 unvested Options (as defined in the Stock Option Agreement) shall vest in full as of the Last Day of Employment.

(b)	As long as Executive complies with the restrictive covenants for the full period set forth in Section 4.d. of the Proprietary Information Agreement (as defined below), all outstanding stock option agreements between Executive and Qlik Technologies Inc. (the “Option Agreements”) are hereby amended to extend the term thereof such that the Executive may exercise any or all vested options (as of the Last Day of Employment) until April 1, 2014, subject to subsection (c) below. Executive further agrees that he will be subject to the Company’s Amended and Restated Securities Trading Policy, including the addendum thereto, through the date on which the Company publicly releases its 2013 full-year earnings as if Executive remained an executive officer of the Company through the date of such release.

(c)	In the event the Executive breaches any term or condition of this Agreement, including the release set forth below or the Proprietary Information Agreement, the Company shall, in addition to seeking damages, be entitled to cancel any unexercised accelerating vesting that arose under Section 3(a) and immediately terminate the Option Agreements.

4. No Other Payments or Benefits. Except for the payment(s) described above, Executive acknowledges and agrees that Executive is not entitled to any additional wages, payments, bonuses, incentive pay, commissions, compensation, severance pay, vacation pay, benefits, or consideration of any kind from the Company, whether pursuant to the Employment Agreement or otherwise, provided that Executive shall not forfeit any vested 401(k) rights, if any, and Executive shall not forfeit the potential right to continue certain health and welfare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Executive acknowledges that, for purposes of COBRA, the date of Executive’s “qualifying event” will be the Last Day of Employment.

5. Proprietary Information, Assignment of Inventions and Non-Compete Agreement. Executive and the Company are parties to “Proprietary Information, Assignment of Inventions and Non-Compete Agreement” dated August 1, 2008 (the “Proprietary Information Agreement”). Executive acknowledges that: (a) during the course of Executive’s employment with the Company, the Company has disclosed to Executive (intentionally or inadvertently), or Executive may have otherwise obtained, confidential and proprietary information belonging to the Company; (b) during the course of Executive’s employment with the Company, Executive has acquired a considerable amount of knowledge and goodwill with respect to the Company’s business, which knowledge and goodwill are extremely valuable to the Company; and (c) it would be extremely detrimental to the Company if Executive used such confidential information, knowledge and goodwill to compete with the Company. Accordingly, Executive acknowledges and agrees that Executive will continue to be bound by the restrictive covenants in the Proprietary Information Agreement. Executive acknowledges that the restrictions set forth in the Proprietary Information Agreement are reasonable and necessary to protect the Company’s legitimate business interests and its confidential and proprietary information. Thus, Executive agrees not to contest the general validity or enforceability of such restrictions.

6. Return of Property. Executive acknowledges and agrees that: (a) all Company materials, property, documents, files and data used, prepared, or collected by Executive as part of Executive’s employment with the Company, in whatever form, and (b) all Proprietary Information (as defined in the Proprietary Information Agreement) in any form that came into Executive’s possession, are and will remain the property of the Company. Executive represents and warrants that Executive on or before the Last Date of Employment will return to the Company all such property, documents, data and information in Executive’s possession or control, regardless of how stored or maintained, including all originals, copies and compilations and all information stored or maintained on computers, tapes, discs or any other electronic or other form of technology. If Executive should discover after the Last Day of Employment any property in any form that contains proprietary or confidential information (including but not limited to, proprietary or confidential information contained in electronic text, cloud, or e-mail systems in the Executive’s possession or control), Executive agrees to contact the Company immediately and inform it of the nature and location of the proprietary or confidential information so that the Company may arrange to remove, recover, or collect such information.

7. Full and General Release. In consideration of the benefits to be provided by the Company to Executive pursuant to Section 3 of this Agreement, which Executive acknowledges and agrees are good and sufficient consideration, Executive, for Executive, Executive’s heirs, executors, legal representatives, administrators, successors and assigns, hereby fully releases and discharges, to the fullest extent permitted by applicable law, the Company, and all of the Company’s subsidiary and affiliate companies, as well as such entities’ respective officers, directors, trustees, employees, agents, predecessors, successors and assigns (collectively, the “Releasees”), of and from any and all claims, actions, lawsuits, damages, and/or demands of any kind whatsoever, whenever or wherever they arose, known and unknown, including any alleged violation of Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Executive Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan), the Age Discrimination in Employment Act, the Family Medical Leave Act, the Immigration Reform and Control Act, the Americans with Disabilities Act, the Workers Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Sarbanes-Oxley Act of 2002, the Occupational Safety and Health Act, the Genetic Information Non-Discrimination Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, 43 P.S. §260.1 et seq., the Pennsylvania Equal Pay Law, 43 P.S. §336 et seq., all as amended; and any other federal, state or local law, rule, regulation, or ordinance; any and all state or local discrimination or wage payment laws, to the extent permitted by law; any public policy, contract, tort, defamation, constitutional or common law claims; and any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters. The Parties expressly agree that this release is and shall continue to be enforceable regardless of whether there is any subsequent dispute between the Parties concerning any alleged breach of this Agreement.

8. ADEA and OWBPA Release. Executive agrees and understands that the release above includes, but is not limited to, all claims under the Age Discrimination and Employment Act, 29 U.S.C. § 621, et seq., as amended (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”) and any other state or local laws concerning age discrimination, which may have arisen prior to the date of this Agreement. Executive acknowledges that:

(a)	Executive is advised by the Company to consult with an attorney before signing this Agreement;

(b)	Executive has been informed and understands that the Executive has a period of twenty-one (21) calendar days after receipt of this Agreement and Release to consider this Agreement before the Company’s offer automatically expires (unless revoked earlier by the Company);

(c)	Executive either took advantage of the 21-day consideration period to consider this Agreement or voluntarily elected to sign this Agreement without coercion from the Company prior to the expiration of the 21 day time period; and

(d)	Executive understands that any rights or claims arising under ADEA after the date this Agreement is signed are not being released or discharged by this Agreement.

9. Effective Date. Executive acknowledges that, if he so chooses, he shall have seven (7) calendar days (the “Revocation Period”) after signing this Agreement to revoke this Agreement. If Executive elects to revoke this Agreement, he shall give written notice of such revocation to Deborah Lofton, QlikTech Inc., 150 N. Radnor-Chester Rd., Suite E220, Radnor, PA 19087, in such a manner that it is actually received within the seven-day period. This Agreement shall not become effective or enforceable until the first day following the Revocation Period (the “Effective Date”). Executive understands that if Executive revokes this Agreement, Executive will not be entitled to receive the payments and benefits offered by the Company in Section 3 above.

10. Non-Disparagement. Executive agrees not to make any oral or written representations, statements or other communications whatsoever, which in any way negatively or disparagingly refer or relate to the Company, including the Company’s parents, divisions, subsidiaries, and affiliates, the Company’s principals, officers, employees, agents, representatives, insurers, and fiduciaries, and the Company’s products, services and business practices. Nothing in this paragraph shall be deemed to prevent Executive from providing truthful information in response to an investigation by a duly authorized governmental agency or in response to legal proceedings.

11. Cooperation. From and after the Last Day of Employment, Executive will cooperate in all reasonable respects with the Company and its subsidiaries and affiliates and their respective directors, officers, attorneys and experts in connection with (a) the transition of matters of which Executive has knowledge, and (b) the conduct of any action, proceeding, investigation or litigation involving the Company or any of its subsidiaries or affiliates, including any such action, proceeding, investigation or litigation in which Executive is called to testify.

12. No Admissions and Voluntary Agreement. This Agreement does not constitute any admission by the Company or the Releasees of any violation by them of any contract, agreement, plan, statute, ordinance, constitutional provision or other law. Executive acknowledges that Executive has carefully read this Agreement, that Executive knows and understands the contents of this Agreement, that Executive has had ample opportunity to review the terms of this Agreement, that Executive is under no pressure to sign this Agreement, and that Executive executes this Agreement of Executive’s own free will. Executive further acknowledges that the Company is providing the benefits set forth in Section 3 above to Executive in exchange for the agreements, releases and covenants of Executive under this Agreement.

13. Governing Law, Forum Selection, Jurisdiction. The Parties agree that this Agreement shall be governed by and construed in accordance with the internal laws and judicial decisions of the Commonwealth of Pennsylvania, except as superseded by federal law, without regard to otherwise applicable conflict of law rules. In addition, Executive agrees that any claim against Executive arising out of or relating in any way to this Agreement or any other matter (including any and all discrimination and harassment claims brought under federal, state, or local anti-discrimination laws) shall be brought exclusively in the federal and state courts of Pennsylvania, and in no other forum. Executive hereby irrevocably consents to the jurisdiction of federal and state courts in such jurisdiction for the purpose of adjudicating any claims between the Parties, and Executive irrevocably consents to service by mail or a nationally recognized overnight carrier for any such dispute.

14. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of Executive and the Company, and their respective successors, assigns, heirs and personal representatives. No waiver of any breach of this Agreement shall operate or be construed as a waiver of any subsequent breach by any Party. No waiver shall be valid unless in writing and signed by the party waiving any particular provision. If any provision of this Agreement is deemed invalid or unenforceable, the validity of the other provisions of this Agreement shall not be impaired. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matters contained herein and, except as expressly set forth herein, it supersedes any and all prior and contemporaneous agreements, representations, promises, inducements and understandings of the Parties.

IN WITNESS WHEREOF, the undersigned hereto have executed this Separation Agreement and General Release as of the dates set forth below.

Executed and accepted by the Company, this the 29th day of July, 2013.

QlikTech Inc.

By:	/s/ Lars Björk
Name: Lars Björk Title: CEO

Executed and accepted by Executive, this the 29th day of July, 2013.

Executive:

/s/ William G. Sorenson
William G. Sorenson